EXHIBIT 99.1

                                                 INVESTOR RELATIONS CONTACT:
                                                 Jeff Harris
                                                 Tel: 415-278-7933
                                                 investor_relations@gymboree.com

                                                 MEDIA RELATIONS CONTACT:
                                                 Jamie Falkowski
                                                 Tel: 415-278-7942
                                                 media_relations@gymboree.com

        THE GYMBOREE CORPORATION REPORTS OCTOBER AND THIRD QUARTER SALES

San Francisco, Calif., November 2, 2006 - The Gymboree Corporation (NASDAQ:
GYMB) reported net sales from retail operations for the four-week period ended October 28, 2006 of $73.7 million, an increase of 17% compared to net sales from retail operations of $63.1 million for the same four-week period last year. Comparable store sales for the four-week period increased 10% compared to an 18% increase in comparable store sales for the same period last year.

Net sales from retail operations for the third fiscal quarter of 2006 were $212.9 million, an increase of 22% compared to net sales from retail operations of $174.5 million for the third fiscal quarter of last year. Comparable store sales for the third fiscal quarter increased 16% compared to a 10% increase in comparable store sales for the same period in fiscal 2005.

The Company previously announced that it plans to close its Janeville division by the end of the current fiscal year. Incremental costs and lower gross margin associated with the closure are anticipated to reduce earnings per diluted share by approximately $0.20 in the third fiscal quarter and $0.07 in the fourth fiscal quarter of 2006.

Excluding the incremental costs and reduced gross margin related to the closure of the Janeville division, the Company now expects earnings per diluted share for the third fiscal quarter and full year 2006 to be in the range of $0.67 to $0.69 and $1.81 to $1.84, respectively. This represents an increase of fourteen cents from previous Company guidance.

After allowing for costs associated with the closure of the Janeville division, the Company now anticipates earnings for the third fiscal quarter of 2006 to be in the range of $0.47 to $0.49 per diluted share, reflecting a $0.20 Janeville-related charge. For the full fiscal year, the Company expects earnings in the range of $1.54 to $1.57 per diluted share, including $0.27 of incremental costs and reduced gross margin associated with the closure of Janeville.

MANAGEMENT PRESENTATIONS

For more information about October sales, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, November 2 at 7:55 a.m. ET through Wednesday, November 8 at 11:59 p.m. PT.

The live broadcast of the discussion of third quarter 2006 financial results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, November 15, 2006. To listen to the live broadcast over the internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight PT, Wednesday, November 22, 2006, at 800-642-1687.

ABOUT THE GYMBOREE CORPORATION

The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of October 28, 2006, the Company operated a total of 709 stores: 577 Gymboree(R) retail stores (549 in the United States and 28 in Canada), 37 Gymboree Outlet stores, 78 Janie and Jack(R) retail shops and 17 Janeville(R) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 550 franchised and company-operated centers in the United States and 27 other countries.

FORWARD-LOOKING STATEMENTS

The foregoing sales figures for the four-week period and third fiscal quarter ended October 28, 2006, as well as the expected financial effects of the closure of Janeville operations, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, unanticipated costs incurred in connection with the closure of the Janeville division, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 28, 2006. These forward-looking statements reflect The Gymboree Corporation's expectations as of October 28, 2006. The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, and Janeville are registered trademarks of The Gymboree Corporation.

                                       ###